UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2007
KRAFT FOODS INC.
(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal executive offices)		(Zip Code)
Registrant’s Telephone number, including area code: (847) 646-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 24, 2007, Kraft Foods Inc. (“Kraft”) entered into a senior unsecured 364-day revolving credit agreement (the “Agreement”) with the lenders named therein and JPMorgan Chase Bank, N.A. and Citibank N.A., as administrative agents. The Agreement provides for borrowings by Kraft and certain subsidiaries in an aggregate principal amount of up to $1.5 billion. Under the Agreement, Kraft guarantees the obligations of each subsidiary borrower. Interest on borrowings will be based on prevailing interest rates as described in the Agreement. The Agreement has an expiration date of May 22, 2008.
Subject to the conditions set forth in the Agreement, Kraft and the subsidiary borrowers may borrow, prepay and reborrow amounts at any time during the term of the Agreement. The commitments of the lenders under the Agreement will be reduced by an amount equal to the net cash proceeds received by Kraft from certain debt or equity offerings having a maturity of greater than one year.
Kraft will use the Agreement, in addition to its existing $4.5 Billion 5-Year Revolving Credit Agreement dated as of April 15, 2005, for general corporate purposes and to support its commercial paper issuances. Some of the lenders under the Agreement and their affiliates have various relationships with Kraft and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, Kraft and certain of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.
The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	$1.5 Billion 364-Day Revolving Credit Agreement dated as of May 24, 2007.

SIGNATURE
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.
/s/ James P. Dollive
Name:	James P. Dollive
Title:	Executive Vice President and Chief Financial Officer

Date: May 31, 2007